Exhibit 4.31

Emerging Corporates Group HDFC Bank Limited 2nd Floor, Express Building, 9-10, Bahadur Shah Zafar Marg, ITO, New Delhi - 110 002.

Sanction Letter (Working Capital Facilities)

June 5, 2014

Mr. Mohit Kabra

Chief Financial Officer

MakeMyTrip (India) Pvt. Ltd.

Tower A, SP Infocity, Plot No 243

Udyog Vihar, Phase-1,

Gurgaon- 122016

Re	-	Sanction Letter for Working Capital Facilities

Dear Sir,

We are pleased to inform you that, the bank has agreed to grant the following working capital facilities to MakeMyTrip (India) Pvt. Ltd. payable on demand and subject to periodic review.

1.	Borrower	:	MakeMyTrip (India) Pvt. Ltd.
2.	Constitution	:	Pvt. Limited Company
3.	Directors
Mr. Deep Kalra Mr. Keyur Joshi Mr. Rajesh Magow Mr. Philip Wolf Mr. Frederic Lalonde Mr. Aditya Guleri
4.	Nature of the facility	:	Working Capital facilities

Sr.No	Facility	Sanctioned (Rs.MM)	Tenor
A	OD against Fixed Deposits	200.00	On demand
B	BG against Fixed Deposits	50.00	Upto Maximum 3 years
C	Corporate Purchase Card	30.00	12 months
	Total Limit	280.00

5.	Purpose	:	Facility to be used by the borrower towards Financing working capital requirements of the Business

6.	Validity period Of the sanction	:	Renewable annually i.e. in FEB 2015

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Emerging Corporates Group HDFC Bank Limited 2nd Floor, Express Building, 9-10, Bahadur Shah Zafar Marg, ITO, New Delhi - 110 002.

The aforesaid credit facilities are subject to the main terms and conditions (subject to change as per RBI directives / bank policies from time to time) set out in Annexure hereto which is deemed to be a part of the Credit Agreement Letter. The credit assistance is also subject to the conditions that are contained in the documents, which the company shall execute between and in favour of HDFC Bank.

HDFC Bank based on the representations made by the Borrower and the furnishing of financial statements by the Borrower has extended these proposed facilities.

The commitment to the proposed facilities is contingent upon:

-	Absence of any material adverse change in the condition of the borrower.

-	The Borrower or its associate not having defaulted under any financing obligation (with respect to repayment of principle, payment of interest) to any bank or institution in past

-	compliance by the Borrower of all material laws and regulations applicable to its operations

-	The Borrower fulfilling all its financial obligations under various material taxation, retiral and applicable laws prevalent from time to time.

The working capital facilities are not available for Investments made in shares, debentures, advances and inter-corporate loans / deposits to other companies (including subsidiary companies). The said facilities are being extended at the sole discretion of HDFC Bank and the terms and conditions as well as pricing would be to subject to periodic review, amendment or cancellation.

We are pleased to offer you the preferred rate of interest / commission, which is incumbent upon your shifting majority of your business and family accounts with us and that HDFC Bank will become your preferred bank for all your personal and business banking needs. Interest rate / commission will be reviewed from time to time based on overall relationship.

HDFC Bank’s Right on Default

The borrower further agrees that in addition to any other right enjoyed by HDFC Bank in the event of the Borrower committing any act of default, HDFC Bank shall be entitled to disclose to the Reserve Bank of India or to any other third person, on its being called upon to do so, the name / identity of the Borrower and the fact of its having committed any act of default as aforesaid.

The Borrower hereby agrees that the Bank shall have an unqualified right to disclose to the Lead Bank and / or other banks information including the credit history and the conduct of the account(s) of the Borrower, in such manner and through such medium as the Bank in its absolute discretion may think fit. The Borrower agrees that such disclosure shall not be considered to be breach of confidentiality on the part of the Bank.

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Emerging Corporates Group HDFC Bank Limited 2nd Floor, Express Building, 9-10, Bahadur Shah Zafar Marg, ITO, New Delhi - 110 002.

The above letter is valid for 30 days from the date of issue. Kindly sign on the duplicate of this Sanction Letter as a token of your acceptance to the above and return the same, along with the duly completed documentation, in order to proceed ahead.

We look forward to your drawal of the proposed facilities and assure you of our best services always.

Regards

Deepak Khulbe Relationship Manager Emerging Corporates Group HDFC Bank Ltd.	Ashish Sood Vice President Emerging Corporates Group HDFC Bank Ltd.

For and on behalf of MakeMyTrip India (P) Ltd.

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Emerging Corporates Group HDFC Bank Limited 2nd Floor, Express Building, 9-10, Bahadur Shah Zafar Marg, ITO, New Delhi - 110 002.

Annexure I

1.	Facility	Over Draft (OD)

2.	Proposed Limit	Rs.200.00 MM

3.	Sub-Limits	NIL

4.	Interchangeability	N.A.

5.	Tenor	On demand

6.	Security	100% Cash Margin in the form of Fixed Deposit Lien Marked in favor of HDFC Bank

7.	Margin

8.	Inventory	N.A

9.	Book debts	N.A.

10.	Interest	As mutually Agreed

11.	Interest payment frequency	Interest shall be payable at monthly rests. Interest shall be payable on the first day of the subsequent month.

12.	Interest calculation method	Interest will be calculated on 365 days basis in respect of rupee loans / credit facilities

13.	Penal Interest	Penal interest would be levied @ 3.00 % over and above the rate as mentioned in clause 11 above for all overdues / delays of any monies payable (principal as well as interest).
14.	Documentation

1.      Request letter for availing the credit facilities

2.      Board resolution for availing facility, creation of security & execution of necessary documents for availment of facilities

3.      Attested copy of Memorandum & Articles of association.

4.      Demand Promissory Note(DPN)

5.      Letter of General Lien and Set-off

6.      Letter of Continuity for DP Note(LOC)

7.      Memorandum Related to Charge over Fixed Deposit (MRFD)

8.      Any other document that may be required for disbursement

15.	Special Covenants	1. Fixed Deposit to be under auto renewal mode

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Emerging Corporates Group HDFC Bank Limited 2nd Floor, Express Building, 9-10, Bahadur Shah Zafar Marg, ITO, New Delhi - 110 002.

Annexure II

1.	Facility	Bank Guarantees

2.	Proposed Limit	Rs.50.00 MM

3.	Interchangeability	- N.A.

4.	Tenor	- Max 36 months (including claim period)

5.	Security	- Fixed Deposit with lien marked in favour of HDFC Bank

6.	Cash margin	- Secured by 100% margin in the form of FD

7.	Commission	- Fully Secured BGs – 0.50% p.a.
8.	Purpose

Towards bid bond, security deposit, earnest money deposit, performance, advance payment, and retention money purposes.

OR

Customs, central excise, sales tax, electricity, insurance, contract performance purposes.

9.	Beneficiaries	Government, Quasi Government authorities, reputed public / private sector undertakings.
10.	General

-        Period of BGs to be issued will be restricted to 12 months in general but 24 months for BGs to be furnished in favour of government authorities.

-        The bank guarantees to be issued shall be as per the format acceptable to the Bank.

-        In case of bid bond / EMD /advance payment / retention money guarantees stipulated under project exports, Bank will obtain counter guarantees from ECGC at the expense of the company.

-        If the guarantees to be issued come under EPCG scheme, bank will obtain counter guarantee of ECGC at company’s expense.

11.	Documentation

1.      Request letter for availing the credit facilities

2.      Board resolution for availing facility, creation of security & execution of necessary documents for availment of facilities

3.      Letter of General Lien and Set-off

4.      Counter Indemnity for Bank Guarantee

5.      Memorandum Related to Charge over Fixed Deposit (MRFD)

6.      Any other document that may be required for disbursement

12.	Special Covenants	1. Fixed Deposit to be under auto renewal mode

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Emerging Corporates Group HDFC Bank Limited 2nd Floor, Express Building, 9-10, Bahadur Shah Zafar Marg, ITO, New Delhi - 110 002.

Annexure III

1.	Facility	Corporate Purchase Card of Rs. 30.0 Mio

2.	Proposed Limit	Rs. 30.0 Mio

3.	Tenor	12 months. Annually Renewable facility. The facilities will be reviewed as per the Bank’s norms

4.	Schedule of Charges	As per card member agreement

5.	Repayment

100% of the outstanding amounts as per statement to be paid within the payment due date (PDD).

No amount or a part thereof can be carried forward for payment at a later date beyond the PDD mentioned in the statement.

6.	Statement	On 5th of every month with 15 days grace period for payment. However for utility cards, statement would be issued every 20 days with 10 days grace period for payment.

Operational terms and conditions

1.	Period of sanction	The working capital facilities are payable on demand. However the facilities are available for a period of 12 months subject to review at periodical intervals wherein the facilities may be continued / cancelled / reduced depending upon the conduct and utilization of the facilities.

2.	Periodicity of submission of information to the Bank	Quarterly / Annual Financial statements

-        Quarterly financial statements – 90 days from end of a quarter.

-        Annual Financial statement

-        Provisional results to be received within 90 days after the financial year end.

-        Audited results to be received within 180 days after the financial year end.

3.	Processing Fees	Nil

4.	Creation of Charges	NA

Applicable Laws	:	Indian / Mumbai

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Emerging Corporates Group HDFC Bank Limited 2nd Floor, Express Building, 9-10, Bahadur Shah Zafar Marg, ITO, New Delhi - 110 002.

General Covenants -

¡	Aforesaid credit facilities are subject to the main terms and conditions (subject to change as per applicable RBI guidelines and banks policies from time to time) set out in this Credit agreement letter. The credit facilities are also subject to the conditions that are contained in the documents which the company shall execute between and in favour of the bank.

•	Company to avail Cash Management Collection facility from HDFC Bank Ltd subject to competitive offer.

•	All outlets of Make My Trip to have HDFC Bank POS machines subject to competitive offer.

•	A minimum throughput of Rs 50 Cr per month to be routed through HDFC Bank payment gateway / POS Terminals subject to competitive offer.

•	Bank reserves the right to levy penal interest rate at 3% p.a. in the event of delay in service of interest or repayment of principal, non- adherence to any covenants, delay in submission of papers / creation of charge or any other event the bank may deem fit.

-	Please note that the facilities as mentioned in this letter are sanctioned at the sole discretion of the bank and is recallable on demand.

-	This letter shall form an integral part of the Purchase Card agreement to be executed by M/s. Make My Trip India (P) Limited and shall be governed by the terms and conditions as contained in the Purchase Card agreement

-	Corporate Purchase Card facility would be made available on satisfactory execution of all documents and completion of security formalities, as required by the Bank as mentioned in Annexure III attached along with this letter

-	The privileges of the Cards may be withdrawn and / or the Cards may be temporarily cancelled by the Bank (without assigning any reasons thereof and in its absolute discretion with/without giving written notice thereof to the Corporate). The Bank may cancel/block the cards permanently by giving 30 days prior written notice to the Corporate.

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